Exhibit 23.1B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2005, except for the effects of the restatement as discussed in Note 1, titled "Basis of Presentation, Organization, and Nature of Operations" as to which the date is January 19, 2006, on the consolidated balance sheets of WidePoint Corporation as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of WidePoint Corporation for the years ended December 31, 2004 and 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in Form S-8 in the company’s previously filed Registration Statement No. 333-55993.

/s/ Grant Thornton LLP

GRANT THORNTON LLP
Chicago, Illinois
March 31, 2006